Exhibit 99.1

SallieMae	NEWS RELEASE
FOR IMMEDIATE RELEASE	Media Contacts:	Investor Contacts:
	Tom Joyce	Steve McGarry
	703/984-5610	703/984-6746
	Martha Holler	Joe Fisher
	703/984-5178	703/984-5755

SLM CORPORATION POSTS STRONG SECOND-QUARTER PERFORMANCE;
MANAGED FEDERAL LOAN PORTFOLIO EXCEEDS $100 BILLION FOR FIRST TIME

Total Managed Loan Portfolio Grows 23 Percent;
Preferred-Channel Loan Originations Climb 20 Percent

RESTON, Va., July 21, 2005—SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, today reported second-quarter 2005 earnings and performance results that include $2.8 billion in preferred-channel loan originations, a 20-percent increase from the 2004 second quarter. The company’s federal student loan portfolio now exceeds $100 billion.

Preferred-channel loan originations are loans funded by the company’s internal brands and other lender partners. These loans are a key measure of Sallie Mae’s market share success and indicate future loan acquisition volume and earnings growth.

“Our loan origination growth—particularly through our own brands—showed exceptional strength in the first half of 2005,” said Thomas J. (Tim) Fitzpatrick, vice chairman and chief executive officer. “Combined with the strong performance of our fee-based businesses, and the high-quality service we displayed during the recent rush to consolidate, we are well positioned for the remainder of the year.”

The company’s internal lending brands originated $3.4 billion in the first half of 2005, an increase of 34 percent from the year-ago period. These brands now represent 36 percent of the company’s loan originations. At June 30, 2005, the company’s managed student loan portfolio increased 23 percent to top $116 billion, compared to $95 billion one year ago.

The July 1 interest rate increase on federal education loans spurred record consolidation volume and processing activity, with most applications submitted during the final two weeks of the quarter. The company disbursed $4.1 billion to consolidate its existing loan volume, and a net $183 million was disbursed to consolidate incremental loan volume. Third quarter consolidation loan disbursements also will reach record levels, given the number of processed, but undisbursed, applications pending as of June 30, 2005. Consolidation loans now comprise more than 54 percent of the company’s managed guaranteed student loan portfolio, extending the average asset life. The average life of a new Stafford loan entering repayment is 5.25 years, as compared to 12 years for a new consolidation loan entering repayment.

Sallie Mae reports financial results on a GAAP basis and also presents certain “core cash” performance measures that are non-GAAP financial measures. These “core cash” measures are the primary financial performance measures used by management to develop the company’s financial plan, track results, and establish corporate performance targets and incentive compensation. “Core cash” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, the company’s board of directors, rating agencies and investors to assess performance.

Sallie Mae               •      12061 Bluemont Way                 •      Reston, Va 20190                •     www.salliemae.com

Sallie Mae reported second-quarter 2005 GAAP net income of $297 million, or $.66 per diluted share, compared to $615 million, or $1.29 per diluted share, in the year-ago period. GAAP net income for the first half of 2005 totaled $520 million, compared to $906 million in the same period in 2004. Included in these results are accounting rule changes related to contingently convertible bonds, which reduced earnings per diluted share by $(.02) in the current quarter, $(.07) in the year-ago quarter and $(.04) and $(.11) in the first half of 2005 and 2004, respectively.

“Core cash” net income for the 2005 second quarter was $279 million, up from $237 million in the year-ago quarter. On a diluted share basis, “core cash” net income grew 24 percent to $.62 in second quarter 2005, compared to $.50 per diluted share in the same period last year. For the first half of 2005, “core cash” net income was $535 million, compared to $468 million in the first half of 2004. These results include the effect of the accounting change on contingently convertible bonds, which reduced “core cash” earnings per diluted share by $(.02) in the second quarter 2005, $(.02) in the year-ago quarter and $(.04) and $(.05) in the first half of 2005 and 2004, respectively.

“Core cash” net interest income in the second quarter 2005 was $516 million, compared to the year-ago quarter’s $445 million. “Core cash” non-interest income was $216 million for the 2005 second quarter, up 30 percent from $166 million in the year-ago quarter, and includes fees earned from guarantor servicing and debt management activity, collection revenue and other servicing fees. “Core cash” operating expenses were $271 million for the second quarter 2005, compared to $199 million in the same quarter last year.

Both a description of the “core cash” treatment and a full reconciliation to the GAAP income statement can be found in the Supplemental Earnings Disclosure accompanying this press release, which is posted under the Investors page at www.salliemae.com.

Total equity for the company at June 30, 2005, was $3.7 billion, up from $3.1 billion at March 31, 2005. The company’s tangible capital at the end of the 2005 second quarter was 2.03 percent of managed assets, compared to 1.63 percent at prior quarter end.

The company will host its regular earnings conference call today at noon. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating should call the following number today, July 21, 2005, starting at 11:45 a.m. EDT: (877) 356-5689 (USA and Canada) or (706) 679-0623 (International). The conference call will be replayed continuously beginning Thursday, July 21, at 3:30 p.m. EDT and concluding at 11:59 p.m. EDT on Thursday, July 28. Please dial (800) 642-1687 (USA and Canada) or dial (706) 645-9291 (International) and use access code 7593014. In addition, there will be a live audio Web cast of the conference call, which may be accessed at www.salliemae.com. A replay will be available 30-45 minutes after the live broadcast.

***

Forward Looking Statements:

This press release contains “forward-looking statements” including expectations as to future market share, the success of preferred channel originations and future results. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, and changes in the general interest rate environment. For more information, see the company’s filings with the Securities and Exchange Commission.

***

SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation’s No. 1 paying-for-college company, managing more than $116 billion in student loans for 8 million borrowers. Sallie Mae was originally created in 1972 as a government-sponsored entity (GSE) and terminated all ties to the federal government in 2004. The company remains the country’s largest originator of federally insured student loans. Through its specialized subsidiaries and divisions, Sallie Mae also provides debt management services as well as business and technical products to a range of business clients, including colleges, universities and loan guarantors. More information is available at www.salliemae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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SLM CORPORATION
Supplemental Earnings Disclosure
June 30, 2005
(Dollars in millions, except earnings per share)

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SELECTED FINANCIAL INFORMATION AND RATIOS—(GAAP Basis)
Net income	$297	$223	$615	$520	$906
Diluted earnings per common share(1)	$.66	$.49	$1.29	$1.15	$1.89
Return on assets	1.55%	1.18%	3.61%	1.37%	2.77%
NON-GAAP INFORMATION(2)
“Core cash” net income	$279	$256	$237	$535	$468
“Core cash” diluted earnings per common share(1)	$.62	$.57	$.50	$1.18	$.98
“Core cash” return on assets	.90%	.86%	.87%	.88%	.89%
OTHER OPERATING STATISTICS
Average on-balance sheet student loans	$70,580	$67,661	$54,799	$69,129	$53,846
Average off-balance sheet student loans	43,791	41,892	39,318	42,846	38,552
Average Managed student loans	$114,371	$109,553	$94,117	$111,975	$92,398
Ending on-balance sheet student loans, net	$72,831	$69,906	$51,577
Ending off-balance sheet student loans, net	43,669	41,793	43,324
Ending Managed student loans, net	$116,500	$111,699	$94,901
Ending Managed FFELP student loans, net	$47,121	$47,319	$48,157
Ending Managed Consolidation Loans, net	55,880	51,862	36,858
Ending Managed Private Education Loans, net	13,499	12,518	9,886
Ending Managed student loans, net	$116,500	$111,699	$94,901

(1)                 In December 2004, the Company adopted the Emerging Issues Task Force (“EITF”) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which requires the shares underlying contingently convertible debt instruments (“Co-Cos”) to be included in diluted earnings per share computations regardless of whether the market price trigger or the conversion price has been met, using the “if-converted” accounting method. Diluted earnings per common share amounts disclosed prior to December 2004 have been retroactively restated to give effect to the application of EITF No. 04-8 as it relates to the Company’s $2 billion in Co-Cos issued in May 2003. The effect of the adoption of EITF No. 04-8 was to decrease diluted earnings per common share by the following amounts:

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Impact on GAAP diluted earnings per common share due to the implementation of EITF No. 04-8	$(.02)	$(.02)	$(.07)	$(.04)	$(.11)
Impact on “core cash” diluted earnings per common share due to the implementation of EITF No. 04-8	$(.02)	$(.02)	$(.02)	$(.04)	$(.05)

(2)                 See explanation of non-GAAP performance measures under “Reconciliation of ‘Core Cash’ Net Income to GAAP Net Income.”

SLM CORPORATION
Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30, 2005	March 31, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)
Assets
Federally insured student loans (net of allowance for losses of $5,313; $6,849; and $42,241, respectively)	$66,733,409	$63,379,249	$47,834,457
Private Education Loans (net of allowance for losses of $228,205; $190,880; and $154,918, respectively)	6,097,102	6,527,022	3,742,432
Other loans (net of allowance for losses of $12,764; $11,754; and $10,516, respectively)	962,017	1,094,712	928,209
Cash and investments	3,637,936	3,235,034	15,242,069
Restricted cash and investments	2,422,714	2,224,354	1,915,538
Retained Interest in off-balance sheet securitized loans	2,631,308	2,246,329	2,330,360
Goodwill and acquired intangible assets, net	1,003,427	1,014,986	618,930
Other assets	3,270,831	4,075,267	3,355,426
Total assets	$86,758,744	$83,796,953	$75,967,421
Liabilities
Short-term borrowings	$4,679,612	$5,516,177	$8,063,041
Long-term notes	75,017,121	72,241,082	62,036,763
Other liabilities	3,336,943	2,901,843	2,946,951
Total liabilities	83,033,676	80,659,102	73,046,755
Commitments and contingencies
Minority interest in subsidiaries	73,330	72,869	—
Stockholders’ equity
Preferred stock, par value $.20 per share, 20,000 shares authorized; Series A: 3,300; 3,300; and 3,300 shares, respectively, issued at stated value of $50 per share; Series B: 4,000; 0; and 0 shares, respectively, issued at stated value of $100 per share	565,000	165,000	165,000
Common stock, par value $.20 per share, 1,125,000 shares authorized: 486,706; 484,917; and 478,722 shares, respectively, issued	97,341	96,984	95,745
Additional paid-in capital	2,035,676	1,969,881	1,747,284
Accumulated other comprehensive income, net of tax	473,121	374,574	355,955
Retained earnings	2,862,730	2,662,316	1,683,563
Stockholders’ equity before treasury stock	6,033,868	5,268,755	4,047,547
Common stock held in treasury at cost: 66,532; 62,936; and 39,760 shares, respectively	2,382,130	2,203,773	1,126,881
Total stockholders’ equity	3,651,738	3,064,982	2,920,666
Total liabilities and stockholders’ equity	$86,758,744	$83,796,953	$75,967,421

SLM CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Federally insured student loans	$792,939	$699,154	$492,166	$1,492,093	$961,133
Private Education Loans	126,809	129,616	76,613	256,425	153,202
Other loans	20,046	20,153	18,126	40,199	36,502
Cash and investments	54,245	62,049	52,534	116,294	95,991
Total interest income	994,039	910,972	639,439	1,905,011	1,246,828
Interest expense	664,251	564,212	306,832	1,228,463	592,506
Net interest income	329,788	346,760	332,607	676,548	654,322
Less: provisions for losses	78,948	46,523	28,344	125,471	68,162
Net interest income after provisions for losses	250,840	300,237	304,263	551,077	586,160
Other income:
Gains on student loan securitizations	262,001	49,894	197,840	311,895	311,794
Servicing and securitization revenue	149,931	142,961	124,037	292,892	260,695
Gains (losses) on derivative and hedging activities, net	(105,940)	(34,251)	386,147	(140,191)	269,404
Guarantor servicing fees	25,686	32,540	23,249	58,226	58,220
Debt management fees and collections revenue	124,470	120,635	70,113	245,105	150,041
Other	55,748	62,319	68,115	118,067	127,070
Total other income	511,896	374,098	869,501	885,994	1,177,224
Operating expenses	287,413	262,291	206,051	549,704	414,928
Income before income taxes and minority interest in net earnings of subsidiaries	475,323	412,044	967,713	887,367	1,348,456
Income taxes	176,573	186,466	352,787	363,039	442,065
Income before minority interest in net earnings of subsidiaries	298,750	225,578	614,926	524,328	906,391
Minority interest in net earnings of subsidiaries	2,235	2,194	—	4,429	—
Net income	296,515	223,384	614,926	519,899	906,391
Preferred stock dividends	3,908	2,875	2,864	6,783	5,750
Net income attributable to common stock	$292,607	$220,509	$612,062	$513,116	$900,641
Basic earnings per common share	$.70	$.52	$1.39	$1.22	$2.04
Average common shares outstanding	419,497	420,924	439,901	420,206	441,283
Diluted earnings per common share	$.66	$.49	$1.29	$1.15	$1.89
Average common and common equivalent shares outstanding	461,900	463,014	478,497	462,454	480,278
Dividends per common share	$.22	$.19	$.19	$.41	$.36

SLM CORPORATION
Segment and Non-GAAP “Core Cash”
Consolidated Statements of Income
(In thousands)

	Quarter ended June 30, 2005
	(unaudited)
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$516,015	$—	$—	$516,015	$(186,227)	$329,788
Less: provisions for losses	14,225	—	—	14,225	64,723	78,948
Net interest income after provisions for losses	501,790	—	—	501,790	(250,950)	250,840
Fee income	—	82,082	25,686	107,768	—	107,768
Collections revenue	—	42,388	—	42,388	—	42,388
Other income	36,137	33	29,243	65,413	296,327	361,740
Operating expenses	123,803	66,185	81,414	271,402	16,011	287,413
Income tax expense (benefit)(1)	153,226	21,578	(9,800)	165,004	11,569	176,573
Minority interest in net earnings of subsidiaries	928	1,199	—	2,127	108	2,235
Net income (loss)	$259,970	$35,541	$(16,685)	$278,826	$17,689	$296,515

	Quarter ended March 31, 2005
	(unaudited)
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$493,939	$—	$—	$493,939	$(147,179)	$346,760
Less: provisions for losses	54,922	—	—	54,922	(8,399)	46,523
Net interest income after provisions for losses	439,017	—	—	439,017	(138,780)	300,237
Fee income	—	85,242	32,540	117,782	—	117,782
Collections revenue	—	35,393	—	35,393	—	35,393
Other income	35,762	33	31,629	67,424	153,499	220,923
Operating expenses	116,477	63,330	69,490	249,297	12,994	262,291
Income tax expense (benefit)(1)	132,571	21,216	(1,969)	151,818	34,648	186,466
Minority interest in net earnings of subsidiaries	821	1,221	—	2,042	152	2,194
Net income (loss)	$224,910	$34,901	$(3,352)	$256,459	$(33,075)	$223,384

	Quarter ended June 30, 2004
	(unaudited)
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$445,282	$—	$—	$445,282	$(112,675)	$332,607
Less: provisions for losses	40,624	—	—	40,624	(12,280)	28,344
Net interest income after provisions for losses	404,658	—	—	404,658	(100,395)	304,263
Fee income	—	70,113	23,249	93,362	—	93,362
Other income	48,357	—	23,895	72,252	703,887	776,139
Operating expenses	96,709	32,427	70,178	199,314	6,737	206,051
Income tax expense (benefit)(1)	128,561	13,600	(8,310)	133,851	218,936	352,787
Net income (loss)	$227,745	$24,086	$(14,724)	$237,107	$377,819	$614,926

(1)                 Income taxes are based on a percentage of net income before tax for the individual reportable segment.

SLM CORPORATION
Segment and Non-GAAP “Core Cash”
Consolidated Statements of Income (Continued)
(In thousands)

	Six months ended June 30, 2005
	(unaudited)
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$1,009,954	$—	$—	$1,009,954	$(333,406)	$676,548
Less: provisions for losses	69,147	—	—	69,147	56,324	125,471
Net interest income after provisions for losses	940,807	—	—	940,807	(389,730)	551,077
Fee income	—	167,324	58,226	225,550	—	225,550
Collections revenue	—	77,781	—	77,781	—	77,781
Other income	71,899	66	60,872	132,837	449,826	582,663
Operating expenses	240,280	129,515	150,904	520,699	29,005	549,704
Income tax expense (benefit)(1)	285,797	42,794	(11,769)	316,822	46,217	363,039
Minority interest in net earnings of subsidiaries	1,749	2,420	—	4,169	260	4,429
Net income (loss)	$484,880	$70,442	$(20,037)	$535,285	$(15,386)	$519,899

	Six months ended June 30, 2004
	(unaudited)
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$878,709	$—	$—	$878,709	$(224,387)	$654,322
Less: provisions for losses	85,592	—	—	85,592	(17,430)	68,162
Net interest income after provisions for losses	793,117	—	—	793,117	(206,957)	586,160
Fee income	—	150,041	58,220	208,261	—	208,261
Other income	77,256	—	54,332	131,588	837,375	968,963
Operating expenses	200,490	64,265	136,708	401,463	13,465	414,928
Income tax expense (benefit)(1)	241,184	30,872	(8,714)	263,342	178,723	442,065
Net income (loss)	$428,699	$54,904	$(15,442)	$468,161	$438,230	$906,391

(1)                 Income taxes are based on a percentage of net income before tax for the individual reportable segment.

SLM CORPORATION
Reconciliation of “Core Cash” Net Income to GAAP Net Income
(In thousands)

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
“Core cash” net income(A)	$278,826	$256,459	$237,107	$535,285	$468,161
“Core cash” adjustments:
Net impact of securitization accounting	107,531	(32,372)	66,388	75,159	54,717
Net impact of derivative accounting	(10,989)	89,612	561,534	78,623	661,024
Net impact of Floor Income	(51,084)	(42,433)	(24,327)	(93,517)	(85,107)
Amortization of acquired intangibles	(16,092)	(13,082)	(6,840)	(29,174)	(13,681)
Total “core cash” adjustments before income taxes and minority interest in net earnings of subsidiaries	29,366	1,725	596,755	31,091	616,953
Net tax effect(B)	(11,569)	(34,648)	(218,936)	(46,217)	(178,723)
Total “core cash” adjustments before minority interest in net earnings of subsidiaries	17,797	(32,923)	377,819	(15,126)	438,230
Minority interest in net earnings of subsidiaries	(108)	(152)	—	(260)	—
Total “core cash” adjustments	17,689	(33,075)	377,819	(15,386)	438,230
GAAP net income	$296,515	$223,384	$614,926	$519,899	$906,391
GAAP diluted earnings per common share	$.66	$.49	$1.29	$1.15	$1.89

(A) “Core cash” diluted earnings per common share	$.62	$.57	$.50	$1.18	$.98

(B)                Such tax effect is based upon the Company’s “core cash” effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Non-GAAP “Core Cash” Measures

In accordance with the Rules and Regulations of the Securities and Exchange Commission (“SEC”), we prepare financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company’s operating performance on both a segment and consolidated basis under certain non-GAAP performance measures that we refer to as “core cash” measures. While “core cash” measures are not a substitute for reported results under GAAP, we rely on “core cash” measures in operating our business because we believe they provide additional information regarding the operational and performance indicators that are most closely assessed by management.

Our “core cash” measures are the primary financial performance measures used by management to develop the Company’s financial plans, track results, and establish corporate performance targets and incentive compensation. While “core cash” measures are not a substitute for reported results under GAAP, the Company relies on “core cash” measures in operating its business because it permits management to make meaningful period-to-period comparisons of the performance of the business by evaluating the Company’s on- and off-balance sheet loans on a “Managed Basis” and adjusts for certain elements of GAAP accounting that management believes diverge from managed economic results and, accordingly, are less useful to management in evaluating and executing on the Company’s operating performance. For example, as described in more detail below, under GAAP certain securitizations are required to be accounted for as sales of assets even though from an economic standpoint they are effectively long-term non-recourse financings. In addition, also as described in more detail below, management believes that the derivative instruments employed by the Company are effective economic hedges and, as such, are a critical element of our interest rate risk management strategy, although certain of those derivatives do not qualify for “hedge treatment” as defined by the Financial Accounting Standards Board’s (the “FASB’s”) Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities.” Accordingly, certain derivative instruments must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The Company’s “core cash” presentation allows management to isolate these one-sided adjustments and the ineffectiveness that results from effective SFAS No. 133 hedges so as to allow management to evaluate the economics of the derivative transactions and the underlying assets. A more detailed discussion of the differences between GAAP and “core cash” measures is set forth below.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, management believes that “core cash” measures are an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, “core cash” measures are subject to certain general and specific limitations that investors should carefully consider. For example, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. Our “core cash” measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. “Core cash” measures reflect only current period adjustments to GAAP as described below. Accordingly, unlike GAAP, the Company’s “core cash” presentation does not represent a comprehensive basis of accounting. Further, the management reporting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. Investors, therefore, may not compare our Company’s performance with that of other financial services companies based upon “core cash” measures. “Core cash” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, the Company’s board of directors, rating agencies and lenders to assess performance.

Other limitations arise from the specific adjustments that management makes to GAAP results to derive “core cash” results. For example, in reversing the unrealized gains and losses that result from SFAS No. 133 on derivatives that do not qualify for hedge accounting treatment as well as on derivatives that do qualify but are in part ineffective because they are not perfect hedges, we focus on the long-term economic effectiveness of those instruments relative to the underlying hedged item and isolate the effects of interest rate volatility, changing credit spreads and change in our stock prices on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not on the underlying hedged item) tend to show more volatility in the short term. While our presentation of results on a Managed Basis provides important information regarding the performance of our Managed portfolio, a limitation on this presentation is that we are presenting the ongoing spread income on loans that have been legally been sold to a trust managed by us. While we believe that our Managed Basis presentation presents the economic substance of our Managed Loan portfolio, it understates earnings volatility from securitization gains. Our “core cash” results exclude certain Floor Income, which is real cash income, from our reported results and therefore may in certain periods understate earnings. Management’s financial planning and evaluation of operating results, however, does not take into account Floor Income because of its inherent uncertainty, except when it is economically hedged through Floor Income Contracts.

A more detailed discussion of the differences between GAAP and “core cash” measures follows.

1)               Securitization:   Under GAAP, certain securitization transactions are accounted for as sales of assets. Under “core cash,” we present all securitization transactions as long-term non-recourse financings. The upfront “gains” on sale from securitization transactions as well as ongoing “servicing and securitization revenue” presented in accordance with GAAP are excluded from the “core cash” measures and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts which would be considered intercompany on a Managed Basis.

2)               Derivative Accounting:   “Core cash” measures exclude the periodic unrealized gains and losses caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for “hedge accounting treatment” under GAAP and recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life. We also exclude the gain or loss on equity forward contracts that are required to be accounted for in accordance with SFAS No. 133 as derivatives and are marked-to-market through earnings.

3)               Floor Income:   The timing and amount (if any) of Floor Income earned is uncertain and in excess of expected spreads and, therefore, we exclude such income from our “core cash” measures when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in “Derivative Accounting,” these derivatives do not qualify as effective accounting hedges and therefore, under GAAP, are marked-to-market through the “gains (losses) on derivative and hedging activities, net” line on the income statement with no offsetting gain or loss recorded for the economically hedged items. For “core cash” measures, we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts’ realized gains or losses) in income.

4)               Other items:   We exclude the amortization of acquired intangibles.